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Exhibit 10.23

STRATEGIC DISTRIBUTION, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
For Financial Officers and Senior Executives

Introduction

        Strategic Distribution, Inc. and its employees are committed to high standards of ethical behavior

Use and Disclosure of Inside Information

        Company policy and applicable laws prohibit disclosure of material inside information to anyone outside the Company without a specific business reason for them to know. It is unlawful and against Company policy for anyone possessing inside information to use such information for personal gain.

Confidential or Proprietary Information

        Company policy prohibits employees from disclosing confidential or proprietary information outside the Company, either during or after employment, without Company authorization to do so.

Conflicts of Interest

        Company policy prohibits conflicts between the interests of its employees and the Company. A conflict of interest exists when an employee's personal interest interferes or may interfere with the interests of the Company. Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, they should consult with a member of the Audit Committee.

Waivers

        When it is deemed to be in the best interests of Strategic Distribution, Inc. and its shareholders, the Audit Committee may grant waivers to employees who have disclosed an actual or potential conflict of interest. Such waivers are subject to approval by the Board of Directors.

Commercial Bribery

        Company policy prohibits commercial bribes, kickbacks and other similar payoffs and benefits paid to any suppliers or customers.

Fraud

        Company policy prohibits fraud of any type or description.

Accounting Controls, Procedures & Records

        Applicable laws and Company policy require the Company to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In this regard, the Company's senior executives and financial officers shall:

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  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

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  Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

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  Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

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  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

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  Share knowledge and maintain skills important and relevant to constituents' needs.

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  Proactively promote ethical behavior as a responsible partner among peers in the work environment.

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  Achieve responsible use of and control over all assets and resources for which they are le.

Protection for Employees Who Provide Evidence of Fraud or Other Breaches of this Code

        Employees who have evidence of fraud or other breaches of this code are encouraged and expected to report them to a member of the Board of Directors, or a member of the Audit Committee in accordance with the Company's Whistleblower policy if applicable. Such reports will be investigated in reference to applicable laws and Company policy. It is unlawful and against Company policy to institute reprisal or recrimination against employees for reporting such concerns.

        Breaches to this code or any other unlawful acts by the Company's officers, directors or employees may be subject to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

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  Exhibit 10.23
STRATEGIC DISTRIBUTION, INC. CODE OF BUSINESS CONDUCT AND ETHICS For Financial Officers and Senior Executives